PRESS RELEASE

Basic Earth Updates Montana Horizontal Bakken Efforts

Thursday April 2, 2009, 8:45 am EDT

DENVER, April 2 /PRNewswire-FirstCall/ -- Basic Earth Science Systems, Inc. (Basic or the Company) (OTC Bulletin Board: BSIC - News) reported that, along with its partner, it has drilled a new horizontal well, the Halvorsen-State 31X-36, in Richland County, Montana. While the drilling rig has been released, the well has yet to be completed. The well, located in Section 36, T23N R57E, has a single long lateral spanning two sections. As the third well in these two sections, this well was justified based on the difference between the estimated future production from the first two wells and the theoretical recoverable reserves for both sections. The Company hopes to have the well completed and production established by the end of April. Basic has an approximate 26 percent working interest in the well which is operated by XTO Energy Inc.

"We are pleased to announce what appears to be the successful drilling of our newest horizontal Bakken well," said Ray Singleton, president of Basic. "Indeed, we are hopeful that this well will duplicate the results of the first Halvorsen well. With oil prices climbing from lows last quarter, the next few months should have an exciting impact on our future plans. With our previously announced efforts on the Banks prospect in North Dakota along with a number of new projects in the planning process, we anticipate exceeding the production levels, and hopefully the profitability, we achieved in calendar 2008."

Basic is an oil and gas exploration and production company with primary operations in the Williston basin, the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the on-shore portions of the Gulf Coast. Founded in 1969, Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC. Basic's web site is at www.basicearth.net where additional information about the Company can be accessed.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "should," "may," "will," "anticipate," "estimate," "intend" or "continue," or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements include statements regarding Basic's estimate of ownership interest, anticipated success or production rates and, among other things, future projects. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, changes in general economic conditions, oil commodity prices and drilling costs, Basic's liquidity needs, and other risk factors. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarters ended June 30, September 30 and December 31, 2008, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2008, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.